EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4
(Form Type)

CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-

Fees Previously Paid	Equity	Ordinary Shares, par value $0.001 per share(3)(4)	457(f)(1)	35,252,000	$10.16	$358,160,320	$109.10 per $1,000,000	$39,075.30
	Equity	Warrants(5)(4)	457(f)(1)	14,176,000	$1.76	$25,019,931	$109.10 per $1,000,000	$2,729.70
	Equity	Ordinary Shares issuable on exercise of Warrants(6)(4)	457(f)(1)	14,176,000	$11.50	$163,024,000	$109.10 per $1,000,000	$17,785.90

	Total Offering Amounts					$546,204,251		$59,590.90
	Total Fees Previously Paid							$59,590.90
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	All securities registered will be issued by Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland (“Topco”). In connection with the business combination described in this registration statement and the proxy statement/prospectus included herein, (a) Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and direct wholly-owned subsidiary of Topco, will merge with and into Concord Acquisition Corp, a publicly traded Delaware corporation (“Concord”) (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco, and (b) Topco will acquire all of the issued and outstanding share capital of Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland ( “Circle”), such that Circle will be a direct wholly owned subsidiary of Topco. As a result of the foregoing transactions, Topco will become the public company, and the current security holders of Concord and the current security holders of Circle will become security holders of Topco.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Concord’s Class A common stock and Concord’s warrants on August 2, 2021. This calculation is in accordance with Rule 457(c) and 457(f)(1) of the Securities Act.

(3)	Consists of Topco ordinary shares issuable in exchange for outstanding Concord common stock, including (i) 27,600,000 shares of Concord Class A common stock included in Concord units (with each Concord unit consisting of one share of Concord Class A common stock and one-half of one redeemable Concord warrant) sold to the public in Concord’s initial public offering, (ii) 6,900,000 shares of Concord Class B common stock issued to Concord’s initial stockholders as founder shares and (iii) 752,000 private shares of Concord Class A common stock included in private placement units (with each Concord private placement unit consisting of one private share of Concord Class A common stock and one-half of one private placement warrant. In connection with the business combination described in this registration statement and the proxy statement/prospectus included herein, all Concord public and private placement units will be separated into their component securities.

(4)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Consists of Topco warrants issuable in exchange for outstanding Concord warrants, including (i) 13,800,000 Concord warrants included in Concord units sold to the public in Concord’s initial public offering and (ii) 376,000 Concord private placement warrants included in the private placement units sold to Concord’s sponsors in a private placement in connection with Concord’s initial public offering.

(6)	Consists of Topco ordinary shares issuable upon exercise of Topco warrants. Each Topco warrant will entitle the warrant holder to purchase one Topco ordinary share at a price of $11.50 per share (subject to adjustment).